Term sheet No. 267O To prospectus dated October 10, 2006, prospectus supplement dated November 13, 2006 and product supplement O dated March 8, 2007	Registration Statement No. 333-137902 Dated November 29, 2007; Rule 433

Deutsche Bank AG, London Branch

$

100% Principal Protection Absolute Return Barrier M-Notes Linked to the iShares® Russell 2000® Value Index Fund due on or about June 5*, 2009

General

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The notes are 100% principal-protected notes that may pay a return linked to the absolute performance of the iShares® Russell 2000® Value Index Fund during the Observation Period. The notes are designed for investors who seek to profit from moderate movements in either direction in the iShares® Russell 2000® Value Index Fund and who are willing to forgo interest payments during the term of the notes and to have their returns subject to the Absolute Return Barrier described below.

•	Senior unsecured obligations of Deutsche Bank AG due June 5*, 2009.
•	Cash payment at maturity of principal plus the Additional Amount, as described below.
•	Denominations of $1,000.
•	Minimum initial investments of $1,000.
•	The notes are expected to price on or about November 30*, 2007 and are expected to settle on or about December 5*, 2007 (the “Settlement Date”).

Key Terms

Issuer:	Deutsche Bank AG, London Branch.

Rating:

Moody’s Investors Service Ltd has assigned a rating of Aa1 and Standard & Poor’s has assigned a rating of AA to notes, such as the notes offered hereby, issued under Deutsche Bank AG’s Global Notes Program, Series A.†

Index Fund:	iShares® Russell 2000® Value Index Fund (the “Index Fund”).

Underlying Index:	Russell 2000® Value Index (the “Index”).

Payment at Maturity:	At maturity, you will receive a cash payment, for each $1,000 note principal amount, of $1,000 plus the Additional Amount, which may be zero.

Additional Amount:	The Additional Amount paid at maturity per $1,000 note principal amount will equal:

•	If the Index Fund never closes above the Upper Index Fund Barrier or below the Lower Index Fund Barrier on any single trading day during the Observation Period, $1,000 x Absolute Index Fund Return; or

•	If the Index Fund closes either above the Upper Index Fund Barrier or below the Lower Index Fund Barrier on any one or more trading days during the Observation Period, zero.

Absolute Return Barrier:	25.75% – 27.75%. The actual Absolute Return Barrier will be set on the Trade Date.

Upper Index Fund Barrier:	Index Fund Starting Level x (1 + Absolute Return Barrier)

Lower Index Fund Barrier:	Index Fund Starting Level x (1 - Absolute Return Barrier)

Absolute Index Fund Return:	Absolute value of: [Index Fund Ending Level - Index Fund Starting Level]

Index Fund Starting Level

Index Fund Starting Level:	The Index Fund closing level on the Trade Date.

Index Fund Ending Level:	The Index Fund closing level on the Final Valuation Date multiplied by the Share Adjustment Factor.

Share Adjustment Factor:	1.0, subject to adjustments as set forth under “Anti-Dilution Adjustments.”

Observation Period:	The period commencing on (and including) the Trade Date to (and including) the Final Valuation Date.

Trade Date:	November 30*, 2007

Final Valuation Date:	June 2*, 2009, subject to postponement in the event of a market disruption event and as described under “Description of Notes – Payment at Maturity” in the accompanying product supplement.

Term; Maturity Date:	18 months; June 5*, 2009, subject to postponement in the event of a market disruption event and as described under “Description of Notes – Payment at Maturity” in the accompanying product supplement.

CUSIP:	2515A0 GK 3

ISIN:	US2515A0GK34

* Expected

In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date may be changed so that the stated term of the notes and the length of the Observation Period remain the same.

† A credit rating is not a recommendation to buy, sell, or hold the notes, and may be subject to revision or withdrawal at any time by the assigning rating agency.

Investing in the notes involves a number of risks. See “Risk Factors” in the accompanying product supplement and “Selected Risk Considerations” in this term sheet.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. We will notify you in the event of any material change to the terms of the notes, and you will be asked to accept such material change in connection with your purchase of any notes. You may also choose to reject such material change, in which case we may reject your offer to purchase the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Note	$	$	$
Total	$	$	$
(1)	For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information” on the last page of this term sheet.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Deutsche Bank Securities

ADDITIONAL TERMS SPECIFIC TO THE NOTES

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You should read this term sheet together with the prospectus dated October 10, 2006, as supplemented by the prospectus supplement dated November 13, 2006 relating to our Series A global notes of which these notes are a part, and the more detailed information contained in product supplement O dated March 8, 2007. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement O dated March 8, 2007: http://www.sec.gov/Archives/edgar/data/1159508/000119312507049537/d424b21.pdf

•	Prospectus supplement dated November 13, 2006: http://www.sec.gov/Archives/edgar/data/1159508/000119312506233129/d424b3.htm

•	Prospectus dated October 10, 2006: http://www.sec.gov/Archives/edgar/data/1159508/000095012306012432/u50845fv3asr.htm

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This term sheet, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the notes.

What is the Payment Amount on the Notes at Maturity Assuming a Range of Performance for the Index Fund?

The table below illustrates the payment at maturity (including, where relevant, the payment of the Additional Amount) for a $1,000 note principal amount for a hypothetical range of performance for the Absolute Index Fund Return from -100% to +100% and assumes an Index Fund Starting Level of 72.39, an Absolute Return Barrier of 26.75%, an Upper Index Fund Barrier of 91.76, and a Lower Index Fund Barrier of 53.02 (the actual Index Fund Starting Level, Absolute Return Barrier, Upper Index Fund Barrier, and Lower Index Fund Barrier will be determined on the Trade Date). The following results are based solely on the hypothetical example cited. You should consider carefully whether the notes are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Index Fund Ending Level	Index Fund Return (%)	The Index Fund Never Closes Outside Absolute Return Barrier			The Index Fund Closes Outside Absolute Return Barrier
		Additional Amount at Maturity($)	Payment at Maturity($)	Return on Note (%)	Additional Amount at Maturity($)	Payment at Maturity($)	Return on Note (%)
144.78	100.00%	N/A	N/A	N/A	$0.00	$1,000.00	0.00%
126.68	75.00%	N/A	N/A	N/A	$0.00	$1,000.00	0.00%
108.59	50.00%	N/A	N/A	N/A	$0.00	$1,000.00	0.00%
91.76	26.75%	$267.50	$1,267.50	26.75%	$0.00	$1,000.00	0.00%
83.97	16.00%	$160.00	$1,160.00	16.00%	$0.00	$1,000.00	0.00%
81.08	12.00%	$120.00	$1,120.00	12.00%	$0.00	$1,000.00	0.00%
78.18	8.00%	$80.00	$1,080.00	8.00%	$0.00	$1,000.00	0.00%
75.29	4.00%	$40.00	$1,040.00	4.00%	$0.00	$1,000.00	0.00%
72.39	0.00%	$0.00	$1,000.00	0.00%	$0.00	$1,000.00	0.00%
69.49	-4.00%	$40.00	$1,040.00	4.00%	$0.00	$1,000.00	0.00%
66.60	-8.00%	$80.00	$1,080.00	8.00%	$0.00	$1,000.00	0.00%
63.70	-12.00%	$120.00	$1,120.00	12.00%	$0.00	$1,000.00	0.00%
60.81	-16.00%	$160.00	$1,160.00	16.00%	$0.00	$1,000.00	0.00%
53.02	-26.75%	$267.50	$1,267.50	26.75%	$0.00	$1,000.00	0.00%
36.20	-50.00%	N/A	N/A	N/A	$0.00	$1,000.00	0.00%
18.10	-75.00%	N/A	N/A	N/A	$0.00	$1,000.00	0.00%
0.00	-100.00%	N/A	N/A	N/A	$0.00	$1,000.00	0.00%

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The level of the Index Fund increases by 12% from the Index Fund Starting Level of 72.39 to an Index Fund Ending Level of 81.08, and the Index Fund closing level never exceeds the Upper Index Fund Barrier or falls below the Lower Index Fund Barrier on any single day during the Observation Period. Because the Index Fund closing level never exceeds the Upper Index Fund Barrier or falls below the Lower Index Fund Barrier, the Additional Amount is equal to $120.00, and the final payment at maturity is equal to $1,120.00 per $1,000 note principal amount, representing a total return of 12% on the notes.

Payment at maturity per $1,000 note principal amount = $1,000 + Absolute value of ($1,000 x [(81.08 –72.39)/72.39]) = $1,120.00

Example 2: The level of the Index Fund decreases by 12% from the Index Fund Starting Level of 72.39 to an Index Fund Ending Level of 63.70, and the Index Fund closing level never exceeds the Upper Index Fund Barrier or falls below the Lower Index Fund Barrier on any trading day during the Observation Period. Because the Index Fund closing level never exceeds the Upper Index Fund Barrier or falls below the Lower Index Fund Barrier, the Additional Amount is equal to $120.00, and the final payment at maturity is equal to $1,120.00 per $1,000 note principal amount, representing a total return of 12% on the notes.

Payment at maturity per $1,000 note principal amount = $1,000 + Absolute value of

($1,000 x [(63.70 – 72.39)/72.39]) = $1,120.00

Example 3: The level of the Index Fund closes above the Upper Index Fund Barrier on at least one day during the Observation Period and ultimately increases by 12% from the Index Fund Starting Level of 72.39 to an Index Fund Ending Level of 81.08. Because the level of the Index Fund has closed above the Upper Index Fund Barrier, the Additional Amount is equal to $0, and the final payment at maturity is equal to $1,000 per $1,000 note principal amount regardless of the Index Fund Ending Level.

Payment at maturity per $1,000 note principal amount = $1,000 + $0 = $1,000

Example 4: The level of the Index Fund closes below the Lower Index Fund Barrier on at least one day during the Observation Period and ultimately decreases by 12% from the Index Fund Starting Level of 72.39 to an Index Fund Ending Level of 63.70. Because the level of the Index Fund has closed below the Lower Index Fund Barrier, the Additional Amount is equal to $0, and the final payment at maturity is equal to $1,000 per $1,000 note principal amount regardless of the Index Fund Ending Level.

Payment at maturity per $1,000 note principal amount = $1,000 + $0 = $1,000

Selected Purchase Considerations

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PRESERVATION OF CAPITAL AT MATURITY — You will receive at least 100% of the principal amount of your notes provided that you hold the notes to maturity, regardless of the performance of the Index Fund. Because the notes are our senior unsecured obligations, payment of any amount at maturity remains subject to our ability to pay our obligations as they become due.

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EXPOSURE TO ABSOLUTE RETURN — If the Index Fund closing level never exceeds the Upper Index Fund Barrier and never falls below the Lower Index Fund Barrier on any trading day during the Observation Period, at maturity you will receive in addition to the return of your principal, for each $1,000 note principal amount, a payment equal to $1,000 x Absolute Index Fund Return. The Absolute Index Fund Return is the absolute value of the Index Fund return, and thus is positive regardless of whether the Index Fund return is positive or negative. Thus, the notes provide higher returns when the Index Fund closing levels during the Observation Period remain between the Upper Index Fund Barrier and the Lower Index Fund Barrier (i.e., within the Absolute Return Barrier) than when there are large movements, whether positive or negative, in the Index Fund closing level that cause the Index Fund level to exceed the Upper Index Fund Barrier or fall below the Lower Index Fund Barrier on any trading day during the Observation Period.

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RETURN LINKED TO THE PERFORMANCE OF THE iSHARES® RUSSELL 2000® VALUE INDEX FUND — The return on the notes is linked to the performance of the iShares® Russell 2000® Value Index Fund. See “The iShares® Russell 2000® Value Index

Fund” in this term sheet. The iShares® Russell 2000® Value Index Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Russell 2000® Value Index. The Russell 2000® Value Index measures the performance of the small capitalization value sector of the U.S. equity market. It is a subset of the Russell 2000® Index, representing approximately 50.00% of the total market value of the Russell 2000® Index. The Russell 2000® Index consists of the smallest 2,000 companies included in the Russell 3000® Index, and represents approximately 10.00% of the total market capitalization of the companies composing the Russell 3000® Index. See “The Russell 2000® Index” in this term sheet.

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TAXED AS CONTINGENT PAYMENT DEBT INSTRUMENTS — You should review carefully the section in the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences.” The notes will be treated for U.S. federal income tax purposes as “contingent payment debt instruments.” As a result, regardless of your method of accounting, you generally will be required to accrue interest on a constant yield to maturity basis at the “comparable yield,” as determined by us, although we will not make any payment with respect to the notes until maturity. Interest included in income will increase your basis in the notes. Gain recognized upon a sale, exchange or retirement of the notes generally will be treated as interest income for U.S. federal income tax purposes.

You may obtain the comparable yield and the projected payment schedule by submitting a written request to Deutsche Bank Securities Inc., 60 Wall Street, 4th Floor, New York, New York 10005, Attention: Daniel Millwood, 212-250-8281. Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual Additional Amount, if any, that we will pay on the notes.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the notes.

For a discussion of certain German tax considerations relating to the notes, you should refer to the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters. You should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of investing in the notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Index Fund, the Index or any of the component stocks held by the Index Fund. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement O dated March 8, 2007.

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MARKET RISK — The return on the notes at maturity, if any, is linked to the performance of the Index Fund and will depend on whether the Index Fund closing level ever exceeds the Upper Index Fund Barrier or falls below the Lower Index Fund Barrier during the Observation Period and the magnitude of the Absolute Index Fund Return. YOU WILL RECEIVE ONLY THE PRINCIPAL AMOUNT OF YOUR NOTES AT MATURITY IF THE ABSOLUTE INDEX FUND RETURN IS ZERO OR IF THE INDEX FUND CLOSING LEVEL EXCEEDS THE UPPER INDEX FUND BARRIER OR FALLS BELOW THE LOWER INDEX FUND BARRIER ON ANY TRADING DAY DURING THE OBSERVATION PERIOD.

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THE NOTES MAY NOT PAY MORE THAN THE PRINCIPAL AMOUNT — You may receive a lower payment at maturity than you would have received if you had invested in the Index Fund, the Index, any component stocks held by the Index Fund or contracts related to the Index Fund. If the Index Fund closing level exceeds the Upper Index Fund Barrier or falls below the Lower Index Fund Barrier on any trading day during the Observation Period, the Additional Amount will be zero, and you will receive only your principal amount at maturity.

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THE ABSOLUTE RETURN BARRIER FEATURE WILL LIMIT YOUR RETURN ON THE NOTES AND MAY AFFECT YOUR PAYMENT AT MATURITY — Your investment in the notes may not perform as well as an investment in a security with a return based solely on the performance of the Index Fund. Your ability to participate in the appreciation of the Index Fund is limited by the Absolute Return Barrier feature of the notes. If the Index Fund closing level exceeds the Upper Index Fund Barrier or falls below the Lower Index Fund Barrier on any trading day during the Observation Period, the return on the notes will not be determined by reference to the Absolute Index Fund Return even though the Absolute Index Fund Return may reflect significant appreciation or depreciation in the Index Fund over the term of the notes (the Absolute Index Fund Return is the absolute value of the Index Fund return, and thus is positive regardless of whether the Index Fund return is positive or negative). Because the Absolute Return Barrier will be set at between 25.75% and 27.75% of the Index Fund Starting Level, the maximum return on the notes is limited to between 25.75% and 27.75% of the principal amount. The Absolute Return Barrier will be set on the Trade Date.

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NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the component stocks held by the Index Fund would have.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment at maturity described in this term sheet is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates. As a result, the price, if any, at which Deutsche Bank AG or our affiliates or agents will be willing to purchase notes from you, prior to maturity, in secondary market transactions, if at all, will likely be lower than the original issue price and any such sale prior to the maturity date could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your notes to maturity.

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THE RUSSELL 2000® VALUE INDEX REFLECTS SMALL CAPITALIZATION COMPANIES — The Index Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Russell 2000® Value Index. The Russell 2000® Value Index measures the performance of the small capitalization value sector of the U.S. equity market. The stock prices of small capitalization companies may be more volatile than those of larger companies and thus the Index Fund’s share price may increase or decrease by a greater percentage than those of index funds that invest in stocks issued by larger capitalization companies. In addition, small capitalization companies may be less financially secure than larger, more established companies.

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THE PERFORMANCE OF THE INDEX FUND MAY NOT CORRELATE PERFECTLY WITH THE PERFORMANCE OF THE INDEX — Imperfect correlation between the component stocks held by the Index Fund and those underlying the Index, rounding of prices, changes to the Index and regulatory requirements may cause the performance of the Index Fund to diverge from the performance of the Index. In addition, the Index Fund will reflect transaction costs and fees that are not included in the calculation of the Index. Because of the imperfect correlation between the performance of the Index Fund and the performance of the Index, the return on the notes will not be the same as an investment directly in the Index Fund or in the Index or in the component stocks underlying the Index, and will not be the same as a debt security with a payment at maturity linked to the performance of the Index.

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LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. Deutsche Bank AG or its affiliates or agents intend to offer to purchase the notes in the secondary market but are not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates or agents are willing to buy the notes.

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WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE NOTES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVEL OF THE INDEX FUND TO WHICH THE NOTES ARE LINKED OR THE MARKET VALUE OF THE NOTES — Deutsche Bank AG, its affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any research, opinions or recommendations expressed by Deutsche Bank AG, its affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the notes and the Index Fund to which the notes are linked.

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POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.

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MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the level of the Index Fund on any day, the value of the notes will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other, including:

•	whether the Index Fund closing level has exceeded the Upper Index Fund Barrier or fallen below the Lower Index Fund Barrier on any trading day during the Observation Period;

•	the expected volatility of the Index Fund;

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the dividend rate on the notes held by the Index Fund (while not paid to holders of the notes, dividend payments on the component stocks held by the Index Fund may influence the market price of the shares of the Index Fund and the market value of options on the Index Fund and, therefore, affect the value of the notes);

•	the time to maturity of the notes;

•	the occurrence of certain events affecting the Index Fund that may or may not require an anti-dilution adjustment;

•	interest and yield rates in the market generally and in the markets of the component stocks held by the Index Fund;

•	a variety of economic, financial, political, regulatory or judicial events;

•	the composition of the Index and any changes to the component stocks underlying it;

•	supply and demand for the notes; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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ANTI-DILUTION PROTECTION IS LIMITED — The calculation agent will make adjustments to the Share Adjustment Factor, which will initially be set at 1.0, for certain events affecting the shares of the Index Fund. See “Anti-Dilution Adjustments.” The calculation agent is not required, however, to make such adjustments in response to all events that could affect the shares of the Index Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected.

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PAST PERFORMANCE OF THE INDEX FUND OR OF THE COMPONENT STOCKS HELD BY THE INDEX FUND IS NO GUIDE TO FUTURE PERFORMANCE — The actual performance of the Index Fund or of the component stocks held by the Index Fund over the life of the offered notes, as well as the amount payable at maturity, may bear little relation to the historical levels of the Index Fund or of the component stocks held by the Index Fund to the hypothetical return examples set forth elsewhere in this term sheet. We cannot predict the future performance of the Index Fund or of the component stocks held by the Index Fund.

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CHANGES THAT AFFECT THE INDEX FUND WILL AFFECT THE MARKET VALUE OF THE NOTES AND THE AMOUNT YOU WILL RECEIVE AT MATURITY — The policies of Barclay’s Global Fund Advisors (“BGFA”), the investment advisor to the Index Fund, concerning the calculation of the Index Fund’s net asset value, additions, deletions or substitutions of component stocks in the Index Fund and the manner in which changes affecting the Index are reflected in the Index Fund could affect the market price of the component stocks held by the Index Fund and, therefore, the amount payable on your notes on the Maturity Date and the market value of your notes before that date. The amount payable on your notes and its market value could also be affected if BGFA changes these policies, for example, by changing the manner in which it calculates the Index Fund’s net asset value, or if BGFA discontinues or suspends calculation or publication of the Index Fund’s net asset value, in which case it may become difficult to determine the market value of your notes. If events such as these occur or if the closing price of the component stocks held by the Index Fund is not available on the Final Valuation Date because of a Market Disruption Event or for any other reason, the calculation agent, Deutsche Bank AG, London Branch (the “calculation agent”) may determine the price of the component stocks held by the Index Fund on the Final Valuation Date and, thus the amount payable on the Maturity Date, in a manner it considers appropriate, in its sole discretion. The calculation agent will have the authority to make determinations that could affect the market value of your notes and the amount you receive at the Maturity Date.

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THERE IS NO AFFILIATION BETWEEN THE INDEX FUND AND US, AND WE ARE NOT RESPONSIBLE FOR ANY DISCLOSURE BY THE INDEX FUND — We are not affiliated with the Index Fund or the issuers of the component stocks held by the Index Fund or underlying the Index. However, we and our affiliates may currently or from time to time in the future engage in business with many of the issuers of the component stocks held by the Index Fund or underlying the Index. Nevertheless, neither we nor our affiliates assumes any responsibility for the accuracy or the completeness of any information about the component stocks held by the Index Fund or the component stocks underlying the Index or any of the issuers of the component stocks held by the Index Fund or underlying the Index. You, as an investor in your notes, should make your own investigation into the component stocks held by the Index Fund or the component stocks underlying the Index and the issuers of the component stocks held by the Index Fund or underlying the Index. Neither the Index Fund nor any of the issuers of the component stocks held by the Index Fund or underlying the Index are involved in this offering of your notes in any way and none of them have any obligation of any sort with respect to your notes. Neither the Index Fund nor any of the issuers of the component stocks held by the Index Fund or underlying the Index have any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your notes.

The iShares® Russell 2000® Value Index Fund

We have obtained all information contained in this term sheet regarding the iShares® Russell 2000® Value Index Fund (the “Index Fund”), including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, iShares® Inc. (“iShares® ”), Barclays Global Investors, N.A. (“BGI”), and Barclays Global Fund Advisors (“BGFA”). The Index Fund is an investment portfolio maintained and managed by iShares®. BGFA is the investment advisor to the Index Fund. The Index Fund is an exchange traded fund (“ETF”) that trades on the AMEX under the ticker symbol “IWN.” BGFA provides an investment program for each fund under the trust and manages the investments of its assets. BGFA uses teams of portfolio managers, investment strategists and other investment specialists. BGFA also arranges for transfer agency, custody, fund administration and all other non-distribution related services necessary for the Index Fund to operate. Under an investment advisory agreement, BGFA is responsible for all expenses of the Trust, including the cost of the transfer agency, custody, fund administration, legal, audit and other services, except interest expense and taxes, brokerage expenses, distribution fees or expenses, and extraordinary expenses.

BGFA uses a representative sampling strategy for the Index Fund, according to which it invests in a representative sample of stocks underlying the Russell 2000® Value Index (the “Index”), which have a similar investment profile as the Index. The Index measures the performance of the small capitalization value sector of the U.S. equity market. It is a subset of the Russell 2000® Index (described below), representing approximately 50.00% of the total market value of the Russell 2000® Index. The Index is capitalization-weighted and consists of those companies, or portion of a company, with lower price-to-book ratios and lower forecasted growth within the Russell 2000® Index. Component companies are adjusted for available float and must meet objective criteria for inclusion to the Russell 2000® Value Index. The Index is reconstituted annually. BGFA expects that, over time, the correlation between each Index Fund’s performance and that of the Index, before fees and expenses, will be 95% or better.

The component stocks held by the Index Fund are registered under the Exchange Act. Companies with securities registered under the Exchange Act are required periodically to file certain financial and other information specified by the SEC. Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at Room 1580,100 F Street, NE, Washington, DC 20549 and copies of such material can be obtained from the Public Reference Section of the SEC, 100 F Street, NE, Washington, DC 20549,

at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330. In addition, information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. In addition, information regarding the Index Fund may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of these reports.

This term sheet relates only to the notes offered hereby and does not relate to the component stocks held by the Index Fund or underlying the Index. We have derived all disclosures contained in this term sheet regarding the Index Fund and the Index from the publicly available documents described in the preceding paragraphs. Neither we nor the agent nor its affiliates have participated in the preparation of such documents or made any due diligence inquiry with respect to the Index Fund or Index in connection with the offering of the notes. Neither we nor the agent nor its affiliates make any representation that such publicly available documents or any other publicly available information regarding the Index Fund or Index are accurate or complete. Furthermore, we cannot give any assurance that all the events occurring prior to the date of this term sheet (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the component stocks held by the Index Fund or underlying the Index have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the Index Fund or Index could affect the value you will receive on the Maturity Date with respect to the notes and therefore the market value of the notes. Neither we nor any of our affiliates have any obligation to disclose any information about the Index Fund or Index after the date of this term sheet.

Neither we nor any of our affiliates makes any representation to you as to the performance of the component stocks held by the Index Fund or underlying the Index. As a prospective purchaser of notes, you should undertake such independent investigation of the Index Fund and Index as in your judgment is appropriate to make an informed decision with respect to an investment in the component stocks held by the Index Fund or underlying the Index.

Discontinuation of the iShares® Russell 2000® Value Index Fund; Alteration of Method of Calculation

If the Index Fund is de-listed from the AMEX, the calculation agent will substitute an exchange traded fund that the calculation agent determines, in its sole discretion, is comparable to the discontinued Index Fund (such index fund being referred to herein as a “successor index fund”). If the Index Fund is de-listed from the AMEX and the calculation agent determines that no successor index fund is available, then the calculation agent will, in its sole discretion, calculate the appropriate closing price of the component stocks held by the Index Fund by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the Index Fund. If a successor index fund is selected or the calculation agent calculates a closing price as a substitute for the component stocks held by the Index Fund, that successor index fund or closing price will be substituted for the Index Fund or closing price of the component stocks held by the Index Fund, as applicable for all purposes of the notes. If at any time the Index is changed in a material respect or if the Index Fund in any other way is modified so that it does not, in the opinion of the calculation agent, fairly represent the component stocks held by the Index Fund had those changes or modifications not been made, then, from and after that time, the calculation agent will make those calculations and adjustments as in the good faith judgment of the calculation agent, may be necessary in order to arrive at a price of an exchange traded fund comparable to the Index Fund or the successor index fund, as the case may be, as if those changes or modifications had not been made, and calculate the closing prices of the component stocks held by the Index Fund or the closing price of the component stocks of the successor index fund, as adjusted. Accordingly, if the Index Fund or a successor index fund is modified in a way that the price of its component stocks is a fraction of what it would have been if it had not been modified (e.g., due to a split or a reverse split), then the calculation agent will adjust the price in order to arrive at a price of the component stocks underlying the Index Fund or component stocks of the successor index fund as if it had not been modified (e.g., as if the split or the reverse split had not occurred). The calculation agent also may determine that no adjustment is required by the modification of the method of calculation.

Anti-Dilution Adjustments

Share Splits and Reverse Share Splits

If the shares of the Index Fund are subject to a share split or reverse share split, then once such split has become effective, the Share Adjustment Factor, which will initially be set at 1.0, will be adjusted so that the new Share Adjustment Factor shall equal the product of:

•	the prior Share Adjustment Factor, and

•

the number of shares which a holder of one share of the Index Fund before the effective date of the share split or reverse share split would have owned or been entitled to receive immediately following the applicable effective date.

Share Dividends or Distributions

If the Index Fund is subject to a (i) share dividend, i.e., an issuance of additional shares of the Index Fund that is given ratably to all or substantially all holders of shares of the Index Fund or (ii) distribution of shares of the Index Fund as a result of the triggering of any provision of the corporate charter of the Index Fund, then, once the dividend or distribution has become effective and the shares of the Index Fund are trading ex-dividend, the Share Adjustment Factor will be adjusted so that the new Share Adjustment Factor shall equal the prior Share Adjustment Factor plus the product of:

•	the prior Share Adjustment Factor, and

•	the number of additional shares issued in the share dividend or distribution with respect to one share of the Index Fund.

Non-cash Distributions

If the Index Fund distributes shares of capital stock, evidences of indebtedness or other assets or property of the Index Fund to all or substantially all holders of shares of the Index Fund (other than (i) share dividends or distributions referred to under “—Share Dividends or Distributions” above and (ii) cash dividends referred under “—Cash Dividends or Distributions” below), then, once the distribution has become effective and the shares of the Index Fund are trading ex-dividend, the Share Adjustment Factor will be adjusted so that the new Share Adjustment Factor shall equal the product of:

•	the prior Share Adjustment Factor, and

•

a fraction, the numerator of which is the Current Market Price of one share of the Index Fund and the denominator of which is the amount by which such Current Market Price exceeds the Fair Market Value of such distribution.

The “Current Market Price” of the Index Fund means the arithmetic average of the closing levels of one share of the Index Fund for the ten trading days prior to the trading day immediately preceding the ex-dividend date of the distribution requiring an adjustment to the Share Adjustment Factor.

“Ex-dividend date” shall mean the first trading day on which transactions in the shares of the Index Fund trade on the relevant exchange without the right to receive that cash dividend or other cash distribution.

The “Fair Market Value” of any such distribution means the value of such distribution on the ex-dividend date for such distribution, as determined by the calculation agent. If such distribution consists of property traded on the ex-dividend date on a U.S. national securities exchange, the Fair Market Value will equal the closing price of such distributed property on such ex-dividend date.

Extraordinary Cash Dividends or Distributions

A dividend or other distribution consisting exclusively of cash to all or substantially all holders of shares of the Index Fund will be deemed to be an extraordinary cash dividend if its per share value exceeds that of the immediately preceding non-extraordinary cash dividend, if any, for the Index Fund by an amount equal to at least 10% of the closing price of the Index Fund on the first trading day immediately preceding the ex-dividend date.

If an extraordinary cash dividend occurs, the Share Adjustment Factor will be adjusted so that the new Share Adjustment Factor shall equal the product of:

•	the prior Share Adjustment Factor, and

•

a fraction, the numerator of which is the closing price of the Index Fund on the trading day before the ex-dividend date and the denominator of which is the amount by which that closing price exceeds the extraordinary dividend amount.

Following an event that requires an anti-dilution adjustment as set forth herein, the calculation agent shall similarly adjust the Upper Index Fund Barrier and Lower Index Fund Barrier to account for such event.

License Agreement with BGI

We have entered into an agreement with BGI providing us and certain of our affiliates or subsidiaries identified in that agreement with a non-exclusive license and, for a fee, with the right to use the iShares® Russell 2000® Value Index Fund, which is owned and published by BGI, in connection with certain securities, including the notes.

ISHARES® IS A REGISTERED MARK OF BGI. BGI HAS LICENSED CERTAIN TRADEMARKS AND TRADE NAMES OF BGI TO DEUTSCHE BANK AG. THE 100% PRINCIPAL PROTECTION ABSOLUTE RETURN BARRIER M-NOTES LINKED TO THE ISHARES® RUSSELL 2000® VALUE INDEX FUND ARE NOT SPONSORED, ENDORSED, SOLD, OR PROMOTED BY BGI. BGI MAKES NO REPRESENTATIONS OR WARRANTIES TO THE OWNERS OF THE ISHARES® RUSSELL 2000® VALUE INDEX FUND OR ANY MEMBER OF THE PUBLIC REGARDING THE ADVISABILITY OF INVESTING IN THE 100% PRINCIPAL PROTECTION ABSOLUTE RETURN BARRIER M-NOTES LINKED TO THE ISHARES® RUSSELL 2000® VALUE INDEX FUND. BGI HAS NO OBLIGATION OR LIABILITY IN CONNECTION WITH THE OPERATION, MARKETING, TRADING OR SALE OF 100% PRINCIPAL PROTECTION ABSOLUTE RETURN BARRIER M-NOTES LINKED TO THE ISHARES® RUSSELL 2000® VALUE INDEX FUND.

The Russell 2000® Index

We have derived all information contained in this term sheet regarding the Russell 2000® Index including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, the Frank Russell Company (“Frank Russell”). The Russell 2000® Index was developed by Frank Russell and is calculated, maintained and published by Frank Russell. We make no representation or warranty as to the accuracy or completeness of such information.

The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. The Russell 2000® Index measures the composite price performance of stocks of 2,000 companies (the “Component Stocks”) domiciled in the U.S. and its territories and consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 98.00% of the U.S. equity market. The Russell 2000® Index represents approximately 10.00% of the total market capitalization of the Russell 3000® Index.

Selection of Component Stocks Included in the Russell 2000® Index. The Russell 2000® Index is a sub-group of the Russell 3000® Index. To be eligible for inclusion in the Russell 3000® Index, and, consequently, the Russell 2000® Index, a company’s stocks must be listed on May 31 of a given year and Frank Russell must have access to documentation verifying the company’s eligibility for inclusion. Beginning September 2004, eligible initial public offerings are added to Russell U.S. indexes at the end of each calendar quarter, based on total market capitalization rankings within the market-adjusted capitalization breaks established during the most recent reconstitution. To be added to any Russell U.S. index during a quarter outside of reconstitution, initial public offerings must meet additional eligibility criteria.

Only common stocks belonging to corporations domiciled in the U.S. and its territories are eligible for inclusion in the Russell 3000® Index and, consequently, the Russell 2000® Index. The following securities are specifically excluded from the Russell 2000® Index: (i) stocks traded on U.S. exchanges but domiciled in other countries; (ii) preferred and convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights; and (iii) trust receipts, royalty trusts, limited liability companies, OTC Bulletin Board companies, pink sheets, closed-end mutual funds and limited partnerships that are traded on U.S. exchanges. In addition, Berkshire Hathaway is excluded as a special exception.

The primary criteria used to determine the initial list of securities eligible for the Russell 3000® Index is total market capitalization, which is defined as the price of the shares times the total number of available shares. All common stock share classes are combined in determining market capitalization. If multiple share classes have been combined, the price of the primary vehicle (usually the most liquid) is used in the calculations. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately. Stocks must trade at or above $1.00 on May 31 of each year to be eligible for inclusion in the Russell 2000® Index. However, if a stock falls below $1.00 intra-year, it will not be removed until the next reconstitution if it is still trading below $1.00.

The Russell 2000® Index is reconstituted annually to reflect changes in the marketplace. The list of companies is ranked based on May 31 total market capitalization, with the actual reconstitution effective on the first trading day following the final Friday of June each year. Changes in the constituents are pre-announced and subject to change if any corporate activity occurs or if any new information is received prior to release.

Capitalization Adjustments. As a capitalization-weighted index, the Russell 2000® Index reflects changes in the capitalization, or market value, of the Component Stocks. A company’s shares are adjusted to include only those shares available to the public. The purpose of this adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set. Stocks are weighted in the Russell 2000® Index by their available market capitalization, which is calculated by multiplying the primary closing price by the available shares.

Available shares are assumed to be shares available for trading. Exclusion of capitalization held by other listed companies and large holdings of private investors (10.00% or more) is based on information recorded in Securities and Exchange Commission (the “Commission”) corporate filings. Other sources are used in cases of missing or questionable data.

The following types of shares are considered unavailable for the purposes of capitalization determinations:

•	ESOP or LESOP shares — corporations that have Employee Stock Ownership Plans that comprise 10.00% or more of the shares outstanding are adjusted;

•

Corporate cross-owned shares — when shares of a company in the Russell 2000® Index are held by another company also in the Russell 2000® Index, this is considered corporate cross-ownership. Any percentage held in this class will be adjusted;

•

Large private and corporate shares — large private and corporate holdings are defined as those shares held by an individual, a group of individuals acting together or a corporation not in the Russell 2000® Index that own 10.00% or more of the shares outstanding. However, not to be included in this class are institutional holdings, which are: investment companies not in the Russell 2000® Index, partnerships, insurance companies not in the Russell 2000® Index, mutual funds, banks not in the Russell 2000® Index or venture capital funds;

•	Unlisted share classes — classes of common stock that are not traded on a U.S. securities exchange; and

•

Initial public offering lock-ups — shares locked-up during an initial public offering are not available to the public and will be excluded from the market value at the time the initial public offering enters the Russell 2000® Index.

Corporate Actions Affecting the Russell 2000® Index. The following summarizes the types of Index maintenance adjustments and indicates whether or not an Index adjustment is required.

•

“No Replacement” Rule — Securities that leave the Russell 2000® Index, between reconstitution dates, for any reason (e.g., mergers, acquisitions or other similar corporate activity) are not replaced. Thus, the number of securities in the Russell 2000® Index over a year will fluctuate according to corporate activity.

•

Rule for Deletions — When a stock is acquired, de-listed, or moves to the pink sheets or bulletin boards on the floor of a U.S. securities exchange, the stock is deleted from the Russell 2000® Index at the market close on the effective date or when the stock is no longer trading on the exchange.

When acquisitions or mergers take place within the Russell 2000® Index, the stock’s capitalization moves to the acquiring stock, hence, mergers have no effect on the Russell 2000® Index total capitalization. Shares are updated for the acquiring stock at the time the transaction is final. Prior to April 1, 2000, if the acquiring stock was a member of a different index (e.g.,

Russell 3000® or Russell 1000®), the shares for the acquiring stock were not adjusted until month end.

•

Deleted Stocks — Effective on January 1, 2002, when deleting stocks from the Russell 2000® Index as a result of exchange de-listing or reconstitution, the price used will be the market price on the day of deletion, including potentially the OTC bulletin board price. Previously, prices used to reflect de-listed stocks were the last traded price on the primary exchange. Exceptions: there may be corporate events, like mergers or acquisitions, that result in the lack of current market price for the deleted security and in such an instance the latest primary exchange closing price available will be used.

•

Rule for Additions — The only additions between reconstitution dates are as a result of spin-offs. Spin-off companies are added to the parent company’s index and capitalization tier of membership, if the spin-off is large enough. To be eligible, the spun-off company’s total market capitalization must be greater than the market-adjusted total market capitalization of the smallest security in the Russell 2000® Index at the latest reconstitution.

•

Rule for Corporate Action-Driven Changes — Beginning April 1, 2003 changes resulting from corporate actions will generally be applied at the open of the ex-date using the previous day’s closing prices. For reclassification of shares, mergers and acquisitions, spin-offs or reorganizations, adjustments will be made at the open of the ex-date using previous day closing prices. For re-incorporations and exchange de-listing, deleted entities will be removed at the open on the day following re-incorporation or de-listing using previous day closing prices (including OTC prices for de-listed stocks).

Updates to Share Capital Affecting the Russell 2000® Index. Each month, the Russell 2000® Index is updated for changes to shares outstanding as companies report changes in share capital to the Commission. Effective April 30, 2002 only cumulative changes to shares outstanding greater than 5.00% are reflected in the Russell 2000® Index. This does not affect treatment of major corporate events, which are effective on the ex-date.

Pricing of Securities Included in the Russell 2000® Index. Effective on January 1, 2002, primary exchange closing prices are used in the daily Index calculations. FT Interactive data is used as the primary source for U.S. security prices, income, and total shares outstanding. Prior to January 1, 2002, composite closing prices, which are the last trade price on any U.S. exchange, were used in the daily Index calculations.

Disclaimers. The notes are not sponsored, endorsed, sold, or promoted by Frank Russell or any successor thereto or index owner, and neither Frank Russell nor any party hereto makes any representation or warranty whatsoever, whether express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in notes generally or in the notes particularly or the ability of the Russell 2000® Index to track general stock market performance or a segment of the same. Frank Russell’s publication of the Russell 2000® Index in no way suggests or implies an opinion by Frank Russell as to the advisability of investment in any or all of the stocks upon which the Russell 2000® Index is based. Frank Russell’s only relationship to Deutsche Bank AG and its affiliates is the licensing of certain trademarks and trade names of Frank Russell and of the Russell 2000® Index which is determined, composed and calculated by Frank Russell without regard to Deutsche Bank AG and its affiliates or the notes. Frank Russell is not responsible for and has not reviewed the notes nor any associated literature or publications and Frank Russell makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. Frank Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the Russell 2000® Index. Frank Russell has no obligation or liability in connection with the administration, marketing or trading of the notes.

“Russell 2000® Index” and “Russell 3000® Index” are trademarks of Frank Russell Company and have been licensed for use by Deutsche Bank AG and its affiliates.

FRANK RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN AND FRANK RUSSELL SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. FRANK RUSSELL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY DEUTSCHE BANK AG AND/OR ITS AFFILIATES, INVESTORS, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN. FRANK RUSSELL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL FRANK RUSSELL HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

Discontinuation of the Russell 2000® Index; Alteration of Method of Calculation

If Frank Russell Company discontinues publication of the Russell 2000® Index, and Frank Russell Company or another entity publishes a successor or substitute index that the calculation agent, determines, in its sole discretion, to be comparable to the discontinued Index (such index being referred to herein as a “successor index”), then any Index closing level will be determined by reference to the level of such successor index at the close of trading on the NYSE, the AMEX, the NASDAQ National Market or the relevant exchange or market for the successor index on the Final Valuation Date.

Upon any selection by the calculation agent of a successor index, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the notes.

If Frank Russell Company discontinues publication of the Russell 2000® Index prior to, and such discontinuance is continuing on, the Final Valuation Date, and the calculation agent determines, in its sole discretion, that no successor index is available at such time, or the calculation agent has previously selected a successor index and publication of such successor index is discontinued prior to, and such discontinuation is continuing on, the Final Valuation Date, then the calculation agent will determine the Index closing level for such date. The Index closing level will be computed by the calculation agent in accordance with the formula for and the method of calculating the Russell 2000® Index or successor index, as applicable, last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently comprising the Russell 2000® Index or successor index, as applicable. Notwithstanding these alternative arrangements, discontinuance of the publication of the Russell 2000® Index or successor index, as applicable, on the relevant exchange may adversely affect the value of the securities.

If at any time the method of calculating the Russell 2000® Index or a successor index, or the level thereof, is changed in a material respect, or if the Russell 2000® Index or a successor index is in any other way modified so that the Russell 2000® Index or such successor index does not, in the opinion of the calculation agent, fairly represent the level of the Russell 2000® Index or such successor index had such changes or modifications not been made, then, from and after such time, the calculation agent will, at the close of business in New York City on each date on which the Index closing level is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the Russell 2000® Index or such successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the Index closing level with reference to the Russell 2000® Index or such successor index, as adjusted. Accordingly, if the method of calculating the Russell 2000® Index or a successor index is modified so that the level of the Russell 2000® Index or such successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the Russell 2000® Index or such successor index), then the calculation agent will adjust its calculation of the Russell 2000® Index or such successor index in order to arrive at a level of the Russell 2000® Index or such successor index as if there had been no such modification (e.g., as if such split had not occurred).

Market Disruption Events

Certain events may prevent the calculation agent from calculating the Index Fund closing level on the Final Valuation Date and, consequently, the Index Fund Return. These events may include disruptions or suspensions of trading on the markets as a whole. We refer to these events individually as a “market disruption event.”

With respect to the Index Fund or the Index, a “market disruption event” means:

•

a suspension, absence or material limitation of trading of stocks then constituting 20.00% or more of the level of the Index Fund or the Index (or the relevant successor index fund or successor index) on the relevant exchanges (as defined below) for such securities for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such relevant exchange; or

•

a breakdown or failure in the price and trade reporting systems of any relevant exchange as a result of which the reported trading prices for stocks then constituting 20.00% or more of the level of the Index Fund or the Index (or the relevant successor fund index or successor index) during the one hour preceding the close of the principal trading session on such relevant exchange are materially inaccurate; or

•

a suspension, absence or material limitation of trading on any major securities market for trading in futures or options contracts related to the Index Fund or the Index (or the relevant successor fund index or successor index) for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such market; or

•	a decision to permanently discontinue trading in the relevant futures or options contracts;

in each case, as determined by the calculation agent in its sole discretion; and

•

a determination by the calculation agent in its sole discretion that the event described above materially interfered with our ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the notes.

For the purpose of determining whether a market disruption event exists at any time, if trading in a security included in the Index Fund or the Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the disrupted Index Fund or Index shall be based on a comparison of:

•	the portion of the level of the disrupted Index Fund or Index attributable to that security, relative to

•	the overall level of the disrupted Index Fund or Index,

in each case, immediately before that suspension or limitation.

For purposes of determining whether a market disruption event has occurred:

•

a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange or market;

•

limitations pursuant to the rules of any relevant exchange similar to former NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to former NYSE Rule 80A as determined by the calculation agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;

•	a suspension of trading in futures or options contracts on the Index Fund or Index by the primary securities market trading in such contracts by reason of:

•	a price change exceeding limits set by such exchange or market;

•	an imbalance of orders relating to such contracts; or

•	a disparity in bid and ask quotes relating to such contracts will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Index Fund or the Index; and

•

a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary market on which futures or options contracts related to the Index Fund or the Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

“Relevant exchange” means the primary exchange or market of trading for any component stock (or any combination thereof) then included in the Index Fund or Index or any successor index fund or successor index.

Historical Information

The following graph sets forth the historical performance of the Index Fund based on the daily Index Fund closing levels from August 21, 2002 through November 28, 2007, as well as the Upper Index Fund Barrier of 91.76 and the Lower Index Fund Barrier of 53.02, assuming an Index Fund Starting Level of 72.39, which was the Index Fund closing level on November 28, 2007, and an Absolute Return Barrier of 26.75%. We obtained the Index Fund closing levels below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical levels of the Index Fund should not be taken as an indication of future performance, and no assurance can be given as to the Index Fund Ending Level. We cannot give you assurance that the performance of the Index Fund will result in a positive return on your initial investment.

Supplemental Underwriting Information

Deutsche Bank Securities Inc., acting as agent for Deutsche Bank AG, will not receive a commission in connection with the sale of the notes. Deutsche Bank Securities Inc. and other agents may pay referral fees to other broker-dealers of up to 0.50% or $5.00 per $1,000 note principal amount. Deutsche Bank Securities Inc. may pay custodial fees to other broker-dealers of up to 0.25% or $2.50 per $1,000 note principal amount. See “Underwriting” in the accompanying product supplement.